Exhibit 99.1

Synergy Pharmaceuticals to Present at 18th Annual Rodman & Renshaw Global Investment Conference

NEW YORK, N.Y., September 7, 2016 – Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced Marino Garcia, the company’s EVP and Chief Strategy Officer, will present a corporate update at the Rodman & Renshaw Conference on Monday, September 12, 2016 at 5:30 p.m. Eastern Time at the Lotte New York Palace Hotel in New York.

A live webcast of the presentation will be accessible through the Investor Relations section of the company’s website at www.synergypharma.com. A replay of the webcast will be available on Synergy’s website for 60 days following the conference.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel gastrointestinal (GI) therapies. The company has pioneered discovery, research and development efforts around analogs of uroguanylin, a naturally occurring human GI peptide, for the treatment of functional GI disorders and inflammatory bowel disease. Synergy discovered, is developing and retains 100% worldwide rights to its proprietary uroguanylin analog technology platform that includes two lead product candidates — plecanatide and dolcanatide. Plecanatide is Synergy’s first uroguanylin analog currently being evaluated for use as a once-daily tablet for chronic idiopathic constipation and irritable bowel syndrome with constipation. Dolcanatide is Synergy’s second uroguanylin analog currently being explored for ulcerative colitis. For more information, please visit www.synergypharma.com.

Company Contact:

Gem Hopkins

VP, Investor Relations and Corporate Communications

212-584-7610

ghopkins@synergypharma.com